QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Reports Full Year 2003 Financial Results and Reviews Strategy for 2004

Cambridge, MA, February 11, 2004—Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the year ended December 31, 2003.

For the year ending December 31, 2003, the Company's net loss on a GAAP basis was $196.8 million, or $2.56 per basic and diluted share, compared to a net loss of $108.6 million, or $1.43 per basic and diluted share, for the year ending December 31, 2002. The 2003 net loss on a GAAP basis includes a charge of $91.8 million associated with restructuring and other expenses, and income from discontinued operations of $69.6 million.

Excluding restructuring and other expenses and income from discontinued operations, the non-GAAP loss for the year ending December 31, 2003 was $174.6 million, or $2.27 per basic and diluted share, compared to a loss of $137.0 million, or $1.81 per basic and diluted share, for the year ending December 31, 2002.

Total revenues for the year ending December 31, 2003 were $69.1 million, compared to $94.8 million in 2002. Research and development expenses for the year ending December 31, 2003 were $199.6 million, compared to $198.3 million for the full year of 2002. Sales, general and administrative expenses for the year ending December 31, 2003 were $39.1 million, as compared to $41.1 million for 2002.

Restructuring and other expense for the full year of 2003 was $91.8 million. This charge includes costs associated with the Company's operational restructuring announced in June 2003 and anticipated costs to restructure a real estate lease.

Other interest expense, net, for the year ending December 31, 2003 was $1.9 million. This compares to other interest income, net, of $11.0 million for 2002, reflecting the fixed interest rate on the Company's convertible debt and lower portfolio yields during 2003.

At December 31, 2003, Vertex had approximately $583 million in cash, cash equivalents and available for sale securities and $315 million in convertible debt due September 2007.

On February 10, 2004, Vertex announced the exchange of approximately $153.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011. The Senior Subordinated Notes were issued through a private offering to qualified institutional buyers. The exchange is expected to close on February 13, 2004. With the completion of this transaction, Vertex will have $161.9 million in aggregate principal amount of its existing 5% Convertible Notes due 2007 and $153.1 million in aggregate principal amount of its new 5.75% Convertible Senior Subordinated Notes due 2011.

"Vertex made important progress in its business in 2003," stated Joshua Boger, Ph,D., Chairman and CEO of Vertex Pharmaceuticals. "We launched the HIV protease inhibitor Lexiva™ in the U.S. with our partner GlaxoSmithKline (GSK), and we are pleased with the early trends of the launch. We expect to leverage this momentum as we and GSK prepare for the European launch of Lexiva, under the trade name Telzir™ in the EU, in 2004. Additionally, in 2003 we made a commitment to focus our development investment in our HCV portfolio and believe that our lead product candidates in this area, merimepodib and VX-950, represent significant medical and commercial opportunities."

"We have set aggressive clinical development goals for 2004 in the development of our proprietary HCV and inflammation products," Dr. Boger continued. "We believe that our progress with these drug candidates, together with anticipated advancements across our focused development pipeline and progress in our kinase and ion channel programs, provides a foundation for sustained value creation in 2004 and beyond."

Full Year 2004 Financial Guidance

        This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals. Financial guidance for 2004 is provided on a basis that excludes any charges or gains. In 2003, Vertex engaged in activities that resulted in charges related to operational restructuring and lease restructuring. The charge associated with the estimated costs of lease restructuring will be reviewed and may be updated quarterly, until the restructuring of the lease is completed. Vertex today reiterated its 2004 financial guidance that was originally provided on February 3, 2004.

"Vertex has taken important steps to address the operational aspects of our business, in order to maintain a financial profile that supports our long-term goal of developing and commercializing proprietary products," stated Ian Smith, Senior Vice President and Chief Financial Officer of Vertex Pharmaceuticals. "During 2003, we completed an operational restructuring that enabled us to balance our discovery and development investments going forward. Additionally, we prioritized our development investment toward our antiviral and inflammation product portfolio."

"More recently, we amended our collaboration with Novartis, enabling us to transfer drug candidates to Novartis in advance of preclinical and clinical investment, resulting in an accelerated ability to earn milestones under this collaboration," continued Mr. Smith. "We expect that the earlier milestone opportunity provided by the amended collaboration, together with anticipated increased revenue from our HIV product portfolio, will result in a reduced loss in 2004 compared to 2003."

  •
  Loss: Vertex expects that the full year 2004 loss will be in the range of $140 to $150 million, before any gains or charges, including any gain or charge in connection with completion of a lease restructuring and a write-off of the 2007 debt financing costs.

  •
  Revenues: Vertex expects that total revenue will be in the range of $90 to $100 million in 2004. This will be comprised of $60 to $65 million in committed funding and milestones from existing collaborations, and $15 to $18 million from HIV product royalties. In addition, the Company is currently in discussions with pharmaceutical companies regarding strategic research and product development agreements, and the successful conclusion of such discussions may result in additional revenue and cash flow in 2004.

  •
  Research and Development (R&D) Expense: As Vertex prioritizes its investment toward proprietary drug candidates and realizes the full year benefits from an operational restructuring during 2003 in drug discovery, the Company projects that R&D costs will be in the range of $190 to $205 million for 2004.

  •
  Sales, General and Administrative (SG&A) Expense: Vertex expects SG&A to be in the range of $38 to $43 million in 2004.

  •
  Cash, Cash Equivalents, and Available for Sale Securities: Vertex expects cash, cash equivalents and available for sale securities to be in excess of $350 million at the end of 2004.

  •
  Shares Outstanding: Vertex expects to have approximately 79 million weighted average shares outstanding at year-end 2004.

"In addition, we have improved our capital structure by exchanging approximately $153 million of the Company's 5% convertible notes due 2007 with approximately $153 million of 5.75% convertible notes due 2011, utilizing a privately negotiated transaction. As we move through 2004, we expect to take additional steps to both reduce our loss, primarily by entering new collaborative partnerships, and to further enhance our balance sheet strength," concluded Mr. Smith.

Non-GAAP Financial Measures

In this press release, Vertex's financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures. In particular, Vertex provides its 2003 loss, excluding certain charges and income, and guidance for a 2004 loss excluding any charges or gains, both of which are non-GAAP financial measures. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company's business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company's business and to evaluate its performance.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company's strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners. Vertex's product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the new HIV protease inhibitor Lexiva™ (fosamprenavir calcium) with GlaxoSmithKline.

This press release may contain forward-looking statements, including statements that (i) Lexiva/Telzir will be approved and launched in Europe in 2004; (ii) Vertex's HCV and inflammation pipelines will advance in 2004, and its lead product candidates in those areas represent significant medical and commercial opportunities; (iii) we will make advancements across our development pipeline, (iv) the restructured Novartis collaboration will enable Vertex to achieve milestones from Novartis at an earlier stage; (v) the restructured Novartis collaboration will enable Vertex to reduce our 2004 loss over our 2003 loss; (vi) the revenues from our HIV product portfolio will increase; (vii) discussions with pharmaceutical companies regarding collaborative agreements may result in new collaborative partnerships and additional revenue and cash flow in 2004; (viii) achievement of Vertex's milestones for 2004 will enable the Company to advance its business and create shareholder value; and (ix) Vertex expects R&D expense, revenue, SG&A expense, net interest expense, cash, cash equivalents and available for sale securities and shares outstanding to be as set forth above; (x) we will take steps to strengthen our balance sheet; (xi) we will make progress in our kinase and ion channel programs, and (xii) we anticipate that our discovery and development investments will be balanced going forward. While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Those risks and uncertainties include, among other things, the risk that any one or more of Vertex's internal and external drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, that Lexiva/Telzir may not obtain regulatory approval in Europe or that approval will be delayed, that our restructured Novartis agreement does not result in payment of milestones in 2004, that Vertex will be unable to realize one or more of its financial objectives for 2004 as set forth above, due to any number of financial, technical or partnership considerations, and other risks listed under Risk Factors in Vertex's form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

Lexiva™ is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Pharmaceuticals Incorporated
2003 Fourth Quarter and Twelve Month Results
Consolidated Statement of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Pharmaceutical revenues:
Royalties	$3,058	$2,741	$9,002	$10,054
Collaborative R&D and other revenues	18,319	23,394	60,139	84,716

Total revenues	$21,377	$26,135	$69,141	$94,770

Costs and expenses:
Cost of royalties	1,009	909	3,126	3,334
Research and development	48,300	57,178	199,636	198,338
Sales, general & administrative	10,474	9,848	39,082	41,056
Other interest (income)/expense, net	1,200	(1,588)	1,886	(11,000)

Total costs and expenses	$60,983	$66,347	$243,730	$231,728

Loss excluding restructuring and other expense and income from discontinued operations	$(39,606)	$(40,212)	$(174,589)	$(136,958)

Basic and diluted loss per common share excluding restructuring and other expense and income from discontinued operations	$(0.51)	$(0.53)	$(2.27)	$(1.81)

Restructuring and other expense (Note 1)	(1,400)	—	(91,824)	—
Income (loss) from discontinued operations (Note 2):
Gain on sale of assets	656	—	70,339	—
Income (loss) from discontinued operations	(679)	8,129	(693)	28,337

Total income (loss) from discontinued operations	(23)	8,129	69,646	28,337

Net loss	$(41,029)	$(32,083)	$(196,767)	$(108,621)

Basic and diluted net loss per share	$(0.53)	$(0.42)	$(2.56)	$(1.43)

Basic weighted average number of common shares outstanding	77,758	76,287	77,004	75,749

Note 1: For the twelve months ended December 31, 2003, the Company incurred restructuring and other expense charges of $91.8 million. The $91.8 million includes anticipated costs to restructure a lease, operational restructuring charges and $6 million of lease operating expense incurred prior to taking the lease restructuring charge. This expense has been estimated in accordance with FAS 146 "Accounting for Costs Associated with Exit or Disposal Activities" and is reviewed quarterly for changes in circumstances.

Note 2: The Company sold certain assets and liabilities of the Discovery Tools and Services business to Invitrogen Corporation and Telegraph Hill Partners, LP in March and December 2003, respectively. In October 2001, the FASB issued FASB 144 "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). SFAS 144 provides a single accounting model for long-lived assets to be disposed of. The combination of the assets sold in March 2003 and in December 2003 represents a component of the Company's business that, beginning in 2002, had separately identifiable cash flows. As such, pursuant to SFAS No. 144, the tables presented in this release give effect to the disposition of the assets sold in March and December 2003, accounting for such assets as discontinued operations. For the twelve months ended December 31, 2003, the Company recorded total income from discontinued operations of $69.65 million, including gains on the sales of the assets, as compared to total income from discontinued operations of $28.3 million for the twelve months ended December 31, 2002.

Vertex Pharmaceuticals Incorporated
2003 Year End Results
Condensed Consolidated Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Cash, cash equivalents and available for sale securities	$583,164	$634,984
Other current assets	10,642	21,588
Property, plant and equipment, net	80,083	95,991
Restricted cash	26,061	26,091
Other noncurrent assets	24,461	37,066

Total assets	$724,411	$815,720

Liabilities and Equity
Current liabilities, including restructuring accruals	$125,067	$64,597
Convertible subordinated notes (due 2007) (Note 3)	315,000	315,000
Long-term obligations	91,499	57,542
Stockholders' equity	192,845	378,581

Total liabilities and equity	$724,411	$815,720

Note 3: On February 10, 2004, Vertex announced the exchange of approximately $153.1 million in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 for approximately $153.1 million in aggregate principal amount of newly issued 5.75% Convertible Senior Subordinated Notes due 2011. The Senior Subordinated Notes were issued through a private offering to qualified institutional buyers. The exchange is expected to close on February 13, 2004.

Conference Call and Webcast: Year End 2003 Financial Results:

Vertex Pharmaceuticals will host a conference call today, February 11, 2004 at 5:00 p.m. ET to review financial results and recent developments. This call will be broadcast via the Internet at www.vrtx.com in the investor center. Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2394 (International).

The call will be available for replay via telephone commencing February 11, 2004 at 8:00 p.m. ET running through 5:00 p.m. ET on February 20, 2004. The replay phone number for the U.S. and Canada is (800) 642-1687. The international replay number is (706) 645-9291 and the conference ID number is 5279512. Following the live webcast, an archived version will be available on Vertex's website until 5:00 p.m. ET on February 20, 2004.

Vertex's press releases are available at www.vrtx.com.

# # #

Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Katie Burns, Manager, Investor Relations, (617) 444-6656

QuickLinks

Vertex Pharmaceuticals Reports Full Year 2003 Financial Results and Reviews Strategy for 2004
Vertex Pharmaceuticals Incorporated 2003 Fourth Quarter and Twelve Month Results Consolidated Statement of Operations Data (In thousands, except per share amounts) (Unaudited)
Vertex Pharmaceuticals Incorporated 2003 Year End Results Condensed Consolidated Balance Sheet Data (In thousands) (Unaudited)